TRIGON BLUE CROSS BLUE SHIELD
                     LIMITED FIXED RETURN DEFERRAL FOR 1996

                        1996 DEFERRED BENEFIT AGREEMENT
                                 FOR AN OFFICER



         AGREEMENT between                   (the "Officer") and Trigon Blue
         Cross Blue Shield (the "Company").

1. Purpose and Effective Date. The Officer, who is a member of a select group of management and highly compensated employees, has deferred payment of part of his unearned compensation. This Agreement sets forth the understanding of the Company and the Officer with respect to the deferred compensation. This Agreement supersedes the Distribution Election Form previously executed by the Officer. The effective date of this Agreement is January 1, 1996. The Board has determined that the benefits to be paid to the Officer under this Agreement constitute reasonable compensation for the services rendered and to be rendered by the Officer.

2.       Definitions.

                  (a) Affiliate. A parent or subsidiary corporation of the Company or an entity that is otherwise related to the Company and is designated by the Committee as an Affiliate.

                  (b) Agreement. This Trigon Blue Cross Blue Shield Deferred Benefit Agreement for an Officer.

                  (c) Beneficiary. A person or persons or other entity designated by the Officer to receive payment of the Officer's benefits under this Agreement. If there is no valid designation by the Officer, or if the designated Beneficiary is not living or, if a trust is not in existence at the time of the Officer's death, the Officer's Beneficiary is the personal representative of the Officer's estate.

                  (d)  Board. The Board of Directors of the Company.

                  (e) Committee. The Human Resources Compensation and Employee Benefits Committee of the Board.

                  (f)  Company.  Trigon Blue Cross Blue Shield.

                  (g) Deferral Period. The period beginning on January 1, 1996 and ending on December 31, 1997.

                  (h) Deferred Benefit. The balance credited to the Officer's bookkeeping account from time to time pursuant to Section 4 of this Agreement.

                  (i)  Officer.                  .

3. Administration. This Agreement is administered by the Committee. Subject to the Agreement's provisions, the Committee may adopt rules and regulations necessary to carry out the Agreement's purposes.
         The Committee's determinations, interpretation and construction of Agreement provisions are final and conclusive. If the Officer is a member of the Committee, he shall not participate in any decisions regarding this Agreement.


4.       Deferral Elections and Earnings on Deferrals.

                  (a) The Officer has elected to defer payment of $ of the compensation that he otherwise would be entitled to receive during the Deferral Period. The compensation shall be deferred at a rate of $ a year (approximately $ a month) over the Deferral Period. The Company shall credit the Officer's deferred compensation to a bookkeeping account as of the last day of the calendar month in which the Officer would have received his compensation but for the deferral election.

                  (b) Earnings shall be credited to the bookkeeping account established for the Officer until the entire account balance has been paid to the Officer. Earnings shall be credited as of the last day of each calendar month based on the balance credited to the bookkeeping account as of the last day of the prior calendar month.
         Except as provided in subsection (c) below:

                  (i) For the four-year period ending December 31, 1999, earnings shall be credited to the bookkeeping account at the rate of 8.5% per annum, compounded monthly (which is a rate of approximately 0.7083% per month).

                  (ii) The Committee shall determine the rate of earnings to be credited to the bookkeeping account after December 31, 1999, and shall have complete discretion to specify whatever rates it deems appropriate from time-to-time. However, the interest rate shall not be less than the rate at which interest would have been earned on the amounts credited to the bookkeeping account if such amounts had earned interest at a rate equal to the average Federal Funds rate as published in the Wall Street Journal plus .65 percent, compounded monthly.

                  (c) If the Officer's employment with the Company and its Affiliates terminates before the end of the Deferral Period, other than on account of his death, the rate at which earnings have been credited to his bookkeeping account shall be recomputed as follows:

                  (i) The earnings credited to the Bookkeeping account shall be recomputed for the entire period since the bookkeeping account was established. The interest rate used to recompute the earnings shall be determined as of the end of each calendar quarter and shall be the rate at which interest would have been earned on the amounts credited to the bookkeeping account if such amounts had earned interest at a rate equal to the average Federal Funds rate as published in the Wall Street Journal plus .65 percent, compounded monthly. Earnings at this interest rate shall be credited as of the last day of each calendar month based on the balance credited to the bookkeeping account as of the last day of the prior calendar month.

                  (ii) Any earnings credited to the bookkeeping account pursuant to subsection (b) that exceed the recomputed earnings under this subsection (c) shall be withdrawn from the Officer's bookkeeping account upon his termination of employment. If the earnings recomputed under this subsection (c) exceed the earnings credited to the bookkeeping account pursuant to subsection (b), no adjustment shall be made to the bookkeeping account.




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


5.       Deferred Benefit.

                  (a)  Payment of Deferred Benefit At Age 55.

                  (i) Except as provided in subsections (b) and (c) below, the Officer's Deferred Benefit will begin to be paid to him on the first day of the month coinciding with or immediately following the date the Officer attains age 55. The Officer will receive his Deferred Benefit in annual installments over a -year period.

                  (ii) If the Officer begins receiving his Deferred Benefit and then dies before he has received Deferred Benefit payments for a year period, the balance of any payments due him shall be paid to the Officer's Beneficiary. Payments to the Officer's Beneficiary shall be made in annual installments over the remainder of the year period.

                  (b)  Death before Commencement of Benefit.

                  (i) Except as provided below and except as provided in subsection (c) below, if the Officer dies before he begins receiving his Deferred Benefit and before January 1, 2006, the Officer's Beneficiary will receive an annual survivor benefit equal to $ a year for a 15-year period. This survivor benefit will be paid in lieu of the Officer's Deferred Benefit. Payment shall begin within 60 days after the Officer's death. However, if the Officer dies by suicide before July 1, 1997, the amount payable to his Beneficiary will be limited to the deferrals made and interest earned using the method outlined in subsection 4(b) above.

                  (ii) Except as provided in subsection (c) below, if the Officer dies before he begins receiving his Deferred Benefit but on or after January 1, 2006, his Beneficiary will receive a survivor benefit equal to his Deferred Benefit, provided that the Committee, in its sole discretion, may determine that a greater survivor benefit shall be paid. The survivor benefit will be paid in annual installments over a 15-year period. Payment shall begin within 60 days after the Officer's death.

                  (c) Termination of Employment Before the End of the Deferral Period. If the Officer's employment with the Company and its Affiliates terminates before the end of the Deferral Period, other than on account of his death, the Officer's Deferred Benefit (determined pursuant to subsection 4(c) above) will be paid to him in a lump sum payment within five days after he terminates employment. If the Officer's employment terminates before the end of the Deferral Period and the Officer dies before he receives his Deferred Benefit, the Officer's Beneficiary will receive a survivor benefit equal to the Officer's Deferred Benefit (determined pursuant to subsection 4(c) above). The survivor benefit will be paid in a lump sum payment within five days after the Officer's death.

                  (d) Installment Payments. When annual installments are paid under this Agreement, each installment payment will be an amount equal to the Deferred Benefit (or survivor benefit under subsection 4(b) (ii) above, as the case may be) divided by the number of remaining payments to be made.




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

                  (e) Alternate Payment Forms. The Committee shall have discretion to distribute an Officer's Deferred Benefit over a shorter or earlier period of time than the term described above, if the Committee determines that the Officer has incurred financial hardship that necessitates a shorter or earlier payment or if the Committee determines that a shorter or earlier payment is in the best interest of the Company. The Committee shall have no obligation whatsoever to authorize distribution over a shorter or earlier period of time, and the Committee's decision shall be binding on all persons for all purposes.

6.       Designation of Beneficiary.

                  (a) The Officer may designate a Beneficiary to receive any benefits due under the Agreement upon the Officer's death. The Beneficiary designation shall be made by executing a Beneficiary designation form provided by the Committee.

                  (b) The Officer may change a previous Beneficiary designation by executing another Beneficiary designation form. A Beneficiary designation is not binding on the Company until the Committee receives the Beneficiary designation form.

7. Obligation of the Company. This Agreement is unfunded. The amounts payable under the Agreement are to be satisfied solely out of the general assets of the Company, which shall remain subject to the claims of its creditors. A benefit is at all times a mere contractual obligation of the Company. The Company will not segregate any funds for benefits or issue any notes as security for the payment of any benefits.

8. Obligation of the Officer. The Officer agrees to provide certain personal information and pass certain health examinations necessary for participation in the Limited Fixed Return Deferred Benefit Program.

9. Restrictions on Transfer. Any benefits to which the Officer or his Beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of the Officer or his Beneficiary. This Agreement does not give the Officer any interest, lien, or claim against any specific asset of the Company. The Officer and his Beneficiary have only the rights of a general creditor of the Company.

10. Claims Procedure. If for any reason a benefit due under this Agreement is not paid when due, the individual entitled to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that a responsible Officer review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Committee to extend the period for another 60 days.




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

11. Amendment or Termination. The Board may amend or terminate this Agreement at any time. However, no amendment or termination of the Plan shall divest the Officer or his Beneficiary of deferred compensation or a survivor benefit earned as of the date of the modification or termination.

12. Construction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia. The headings in this Agreement have been inserted for convenience or reference only and are to be ignored in any construction of the provisions. If a provision of this Agreement is not valid, that invalidity does not affect other provisions.

13. Successors and Assigns. This Agreement shall be binding on the Company and its successors and assigns and on the Officer, his Beneficiary and their personal representatives.



WITNESS the following signatures:



--------------------------------------
       (NAME OF OFFICER)


--------------------------------------
       (SIGNATURE)


--------------------------------------
       (DATE)


TRIGON BLUE CROSS BLUE SHIELD
       (NAME OF COMPANY)


BY: __________________________________


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       (DATE)






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